Exhibit 10.8

Global Green Solutions
Proposal for Investor Relations Services
October 2006
Addendum A

An Integrated Investor Relations and Financial Communications Plan

Our	At McCloud Communications, we firmly believe in taking an aggressive,
Approach	proactive approach to investor relations. Your success is determined by how well we define your mission, articulate your vision and target your message to the appropriate audience.

Throughout the relationship, we will work closely with management to stay abreast of company strategies, markets and products, so that we can maintain the proper positioning of Global Green within the investment community.

McCloud Communications is very interested in working with Global Green, and we look forward to establishing a long and mutually beneficial relationship. We are confident we can provide you with a cost-effective program of financial public relations of the highest quality.

Phase I	1.	Agreement & Proposal

		1)	McCloud presents the program proposal for review by Global Green

		2)	McCloud and Global Green sign off on a working relationship agreement
(provided as a separate document)

		3)	McCloud disseminates a news release announcing the relationship between McCloud and Global Green.

	2.	Communications Audit

McCloud conducts an audit of all prior investor relations, public relations, marketing communications and branding efforts by Global Green. The audit includes a review of Global Green’s competitors and their investor relations efforts.

This provides a baseline from which to measure future initiatives and helps to define priorities, objectives, strategies and the tactics used in your plan, as well as the positioning and messaging outlined in step 3.

	3.	Strategy, Positioning & Core Message Development

Strategy, positioning and core message development is the first official step in
Global Green’s investor relations program and serves as the foundation for all future investor relations efforts.

		a)	Spend a full day getting a detailed briefing on products, competition, company strategy, and meeting the management team. It is helpful to have a business plan.

		b)	Deliverables from the briefing are a set of core-messages used as the foundation for all financial communications, as well as how the company should be positioned within the marketplace.

4	.	Key Investor Relations & Financial Communications Tools

		a)	Investor Kit. McCloud will review any existing materials and create a new investor kit – a critical tool for packaging and disseminating your story to the investment community. The kit includes:
· Branded investor/press kit folder
· Corporate profile
· Product/services datasheet(s)

The corporate profile is a versatile tool for individual investors and the financial community. The profile, approved by Global Green
management, is updated monthly with the latest news releases and quarterly with new financial data. We like to review corporate profiles every three months for new positioning and direction statements.

		b)	Investor Presentation. McCloud will design and develop a corporate overview presentation (on PowerPoint), specifically tailored to an investment audience using your current presentation as the base.

		c)	IR Website. Better than 80 percent of initial research begins with a company’s website. McCloud will review Global Green’s website and suggest any revisions that may be deemed necessary.

5	.	Peer Company & Research Analyst Review

		a)	McCloud will perform a search of all peer companies. From this data we pull together a database of all research analysts and institutions that have a position in or have published a research report on each peer company. The database is used for e-mailing of news releases as an introduction to the company – we want to get on their radar screen even if they can’t currently buy.

6	.	Customized Database for Global Green

		a)	Develop a customized database for Global Green. In addition to a database of peer company investors, we will build a database of brokerages, investment bankers, analysts and research firms that invest in your industry sector and/or market cap. This database is augmented by the use of a broker database and individual investor database of approximately 25,000 contacts.

		b)	We will develop a media database that is augmented by trade and general business publications, targeting key writers, editors and analysts who cover industries and companies with profiles similar to that of Global
Green.

	7.	Press Releases

		a)	McCloud will work with Global Green management to provide a steady flow of news to the market and individual investors – at least two to three releases each month, provided there is news-worthy material to communicate. Each news release gives us an opportunity to contact targeted investors. Periodically, a synopsis of the news release is sent as an “Information Alert” to members of McCloud’s proprietary investor database via e-mail.

	8.	Phone Calls & Investor Q&A

		a)	McCloud will field all calls, answering questions and providing additional information to shareholders, potential shareholders, industry influencers and other related parties.

Phase II:	1.	Aggressive Exposure Campaign
Proactive IR
Tactics	In addition to continuing with Phase I activities as needed, McCloud will follow with the launch of Phase II: a comprehensive exposure campaign for Global
Green. If there are large individual investors, we request their names and contact information, as it is more proactive and courteous that we contact them and introduce ourselves as investor relations counsel (financial public relations)
for Global Green.

Having created a database of buy- and sell-side prospects who should be interested in Global Green, we sort by location and target geographically to get the campaign launched. The following steps are applicable whether we are contacting institutions or making introductions to brokerage firms or individual investors.

		·	We develop a “why-buy” letter that is easy to read, short and to the point.
The letter is sent via e-mail (if acceptable) or fax, along with a corporate profile to brokers, local brokerage sales managers and our database of individual investors.

		·	We answer questions and provide additional information, if needed. A consistent flow of information (news releases, updates and telephone calls) familiarizes the investment community with Global Green and its management team. This makes it easier to arrange meetings when management is in town or a road show is planned for specific cities.

		·	We suggest presenting at regional and national investment conferences.
McCloud will research and identify key conferences whose audiences are targeted directly to the investor profile for Global Green.

2. Monthly Proactive Investor Relations Activities

In addition to the initial priority exposure campaign within the investment community, there are a number of ongoing investor relations activities that will assist in achieving our goals pertaining to corporate exposure, liquidity and stockholder equity.

a)	News Releases & Material Disclosure. We suggest providing a steady flow of news to the market and individual investors – two to three releases each month. Each news release gives us an opportunity to contact targeted investors. Periodically, a synopsis of the release is sent via e-mail as an “Information Alert” to members of McCloud’s individual investor database.

b)	Letter and Phone Campaigns. We are in contact with targeted
members of the community on a regular basis through news alerts, releases, mailings and phone calls. Additionally, we send information to our broker and individual investor databases on a consistent basis.

c)	Corporate Profile. The corporate profile is updated monthly, quarterly and reviewed every six months for corporate positioning changes.
Corporate profiles are sent with a personal note to brokers to keep them up-to-date on the company. Most brokers use the corporate profile as a sales tool for their clients.

d)	Sell-Side Analysts and Brokers. We keep analysts and brokers well informed via news releases, relevant media “hits” and access to research reports, if the analyst grants permission. We handle all broker and shareholder calls and the dissemination of investor relations packages.

e)	Stockholder Communications. We usually help clients develop their shareholder communications program. Our principal contribution is to write the stockholder letter and essay for the front section of the annual report and make sure that similar documents, e.g. the MD&A and Item 1 of the company’s Form 10-K, convey the same ideas and have the same message as the shareholder letter.

f)	Investor Relations Website. While traditionally the annual report has been an important document for recruiting new investors and a primary tool for marketing Global Green’s story to the investment community, we find that serious investors do not want information that is six- to nine-
months old, but prefer to visit a website that reflects the company’s positioning, accomplishments, and strategies for future growth and market segment expansion.

We suggest that our clients use b2i Technologies’ award-winning, interactive IR software. This allows McCloud to populate and manage the IR site, and investors and the investment community to communicate with McCloud using ‘point and click’ on-line enrollment to receive news releases and investor kits. The software solutions allow us to coordinate and execute tasks, provide a full suite of reports pertaining to site visitors and their activities, and provide automated quotes, charts, SEC filings and news feeds. The software is modestly priced at approximately $375 per month and does not require a webmaster.

g)	Meetings. In order to bring additional analysts and institutions into the fold, we will need to schedule some fairly intensive days of one-on-one and some group meetings. We generally “mix and match” such meetings so that a typical day might have meetings with two research analysts and two institutions, or a mixed luncheon. Initially, we would recommend several days of meetings over the next 12 months. Usually it takes a full eight hours to arrange one day of meetings. You will be accompanied to meetings by one of McCloud’s principals.

h)	Teleconferences and Web Casting. Conference calls and web casts are an excellent tool with which to build rapport with shareholders. We recommend quarterly conference calls with an audio web cast. We make

i)	the conference arrangements, send invitations and reminders, write a news release announcement and provide management with a script and a list of questions we have been receiving about Global Green, along with a list of other questions to expect. Conferences calls and web casts are excellent tools with which to develop stockholder trust, as they get to know the management team.

j)	Corporate Meetings. It is important that McCloud and Global Green keep the lines of communication open through regular telephone calls and occasional meetings.

Special Projects

Special	As a full-service investor relations and financial communications firm, McCloud
Projects	offers a wide range of services, including special projects not typically included in standard monthly retainer contracts.

Investor Relations

	·	Media Training and Speech-writing. We have written many
speeches and corporate presentations for our clients over the years.
This activity can include rehearsal and media training, if needed.

	·	Writing Articles. When the media requests an article, we can draft one for management approval, based on a discussion of the topic with you or your staff.

	·	Material Disclosure Review. Most clients find it useful to have
McCloud review their business descriptions, MD&A discussions and company web site to make sure that the disclosure materials we are presenting to the investment community are included.

	·	Road Shows. McCloud manages the entire process of taking the client on road shows/analyst tours, including meetings with key analysts, brokers, industry influencers, media, etc.

	·	Crisis Communications. We recommend that a crisis
communications plan be developed for use if and when required. This aspect of corporate communications is often overlooked.

Fees & Billing

Fees,	We work against a budget that is based on a mutually agreed-upon set of
Expenses,	tactics and activities, and bill for additional professional services rendered on
and Billing	an hourly fee basis with no “availability” or “retainer” charges.

	1)	Budget In order to keep Global Green’s investor relations program on track, McCloud is proposing approximately 40 hours per month at an initial rate of $5,000 per month increasing to $6,000 per month after six months or when the company is listed on the American Exchange, whichever comes first. Upon signing of the Agreement, Global Green will issue
50,000 shares of restricted stock to McCloud. The stock will vest at
12,500 shares per quarter over the 12 month period beginning on the date the “Agreement” is signed. Global Green will also provide McCloud
150,000 warrants with a strike price of $1.40 and a five year expiration date. Note that the monthly fee is exclusive of road shows.

	2)	Road Shows Above and beyond the monthly retainer, road shows involve a daily fee billed at $675 per day plus expenses. Travel time to and from a destination city is billed at a $400 per day. McCloud does not charge for pre-show planning or post-show follow-up and reporting.

	3)	Special Projects These can be annual reports, warrant calls, conferences, and crisis projects, and are incremental to the regular work, so fees are quoted on an individual project basis.

	4)	Expenses In our line of work non-travel expenses normally consist of charges such as telephone and facsimile, news release dissemination, overnight courier services, postage, photocopying, and other expenses.
The largest categories of expense are usually postage and photocopying –
each attributable to news releases, mail campaigns and corporate profiles.

	5)	Rolling Expense Advance. We do not mark up expenses or outside purchases. Such expenditures represent carrying costs and no profit for
us. Consequently we request a rolling advance on expenses of $1,000 and prompt reimbursement of expense invoices as submitted.

	6)	Other Transactions If we assist in a corporate finance transaction, we may choose to accept a finder’s fee from the investment bank.

	7)	Billing. We normally bill an agreed-upon, estimated monthly fee in advance. Fees for services that exceed the estimated monthly fee, such as corporate presentations, white papers, etc., are billed at the beginning of the next month. Invoices are sent monthly approximately two weeks prior to the next fee period, and are to be paid within ten (10) days. After sixty (60) days, McCloud begins charging a late fee of one (1) percent per month on all past due invoices.